Exhibit 99.1

Company Release – 1/29/15

First Priority Financial Corp. Reports Income Before Taxes of $3.0 Million, Up 26% From a Year Ago,

and Net Income of $2.1 Million in 2015

Malvern, Pa., January 29, 2016 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank, today reported an increased level of operating results for both the fourth quarter and the year ended December 31, 2015.

For the three months ended December 31, 2015, First Priority reported consolidated income before income taxes of $882 thousand, an increase of 7% compared to $828 thousand for the third quarter of 2015 and a 47% increase compared to $601 thousand earned in the fourth quarter of 2014. Net income for the three months ended December 31, 2015 increased 7% to $628 thousand, or $0.06 per basic and diluted common share, compared to $588 thousand, or $0.06 per basic and diluted common share in the third quarter of 2015, and increased 55% compared to $405 thousand, or $0.04 per basic and diluted common share in the fourth quarter of 2014, after preferred dividends totaling $212 thousand, $212 thousand and $165 thousand for each period, respectively.

For the year ended December 31, 2015, First Priority’s consolidated income before income taxes increased 26% to $3.05 million compared to $2.42 million for the same period of 2014. Net income for the year ended December 31, 2015 totaled $2.11 million, or $0.20 per basic and diluted common share after preferred dividends totaling $801 thousand. Net income for the year ended December 31, 2014, including a tax benefit totaling $4.50 million totaled $6.93 million, or $0.98 per basic and diluted common share after preferred dividends totaling $579 thousand paid during the period. During the third quarter of 2014, the Company reversed the valuation allowance related to net deferred tax assets and, accordingly, recognized a tax benefit in that quarter of $4.71 million.

David E. Sparks, Chairman and CEO, commented: “2015 was a sound and positive year for First Priority as the Company achieved the following: (1) listed FPFC’s stock on the OTCQX marketplace and began trading in March, 2015; (2) completed a $9.5 million subordinated debt financing, of which $6.0 million was utilized in January 2016 to begin redeeming a portion of the Company’s outstanding preferred stock; (3) exhibited strong growth in core operating results as profitability continued to improve; (4) reflected improved asset quality as the ratio of non-performing loans to total loans declined to 0.47% and non-performing assets as a percentage of total assets decreased to 0.65% as of the end of 2015, while the allowance for loan losses as of this same date was strengthened to 0.68% of total loans; and (5) achieved loan growth of 9.1% for the year as total loans outstanding reached $409 million and total assets were $547 million as of the end of 2015.”

Balance Sheet and Capital Highlights:

•	Total assets were $546.5 million at December 31, 2015 compared to $492.3 million at December 31, 2014, an increase of $54.2 million, or 11.0%.

•	The investment portfolio totaled $114.6 million at December 31, 2015, compared to $91.5 million at December 31, 2014. As of December 31, 2015 and 2014, $94.7 million and $75.5 million of investments, respectively, were classified as available for sale while $19.9 million and $16.0 million, respectively, were classified as held to maturity. As of both December 31, 2015 and 2014, the investment portfolio included $50 million and $30 million of short-term investments, respectively, consisting of United States Treasury securities or Federal Home Loan Bank notes, which were purchased related to year-end tax planning strategies and subsequently matured in January of each respective following year.

•	Loans outstanding were $409.2 million at December 31, 2015, an increase of $34.0 million, or 9.1%, from $375.2 million at December 31, 2014. During 2015, loan growth included new organic loan production of approximately $68 million and the purchase of performing residential real estate loans of $9.8 million, while the Company continued to experience high levels of accelerated or unscheduled repayments.

•	Deposits totaled $408.7 million at December 31, 2015 compared to $378.2 million at December 31, 2014, an increase of $30.5 million, or 8.1%. During 2015, increases in brokered time deposits of $38.7 million, retail time deposits of $1.6 million and NOW accounts of $4.1 million were offset by declines of $3.1 million in non-interest bearing demand accounts and $10.8 million in money market and savings deposit accounts.

•	Borrowings totaled $74.7 million at December 31, 2015 compared to $62.5 million at December 31, 2014 representing an increase of $12.2 million, or 19.5%.

•	As previously announced, during the Fourth Quarter of 2015, First Priority Bank issued $9.5 million of ten year Tier 2 qualifying subordinated term notes at a fixed rate of interest of 7.00%, or $9.2 million net of issuance costs. These notes are due November 30, 2025 and are non-callable for five years. Subsequently, on January 22, 2016, the Company utilized $6 million of the net proceeds from the issuance to redeem $6 million of its outstanding 9.00% preferred stock and will utilize the remainder of the net proceeds for general corporate purposes.

•	Total shareholders’ equity for the Company was $52.1 million at December 31, 2015, compared to $50.2 million at December 31, 2014. Included in total equity as of December 31, 2015 is $9.4 million of preferred stock, of which, as stated above, $6 million was redeemed in January 2016. The equity to assets ratio as of December 31, 2015 was 9.53%, book value and tangible book value per common share were $6.58 and $6.11, respectively, and tangible common equity to tangible assets was 7.30%.

Asset Quality Highlights:

•	The allowance for loan losses was $2.8 million and $2.3 million at December 31, 2015 and 2014, respectively, which represented 0.68% and 0.62%, respectively, of total loans outstanding as of each of these dates. The Company recorded net charge-offs of $13 thousand and $128 thousand in the current quarter and the full year of 2015, respectively. Net charge-offs for the three months ended December 31, 2014 totaled $535 thousand and were $1.09 million for all of 2014.

•	Total non-performing loans were $1.9 million, or 0.47% of total loans outstanding at December 31, 2015 compared to $4.6 million, or 1.21% of total loans outstanding as of December 31, 2014. Total non-performing assets, totaled $3.6 million, or 0.65% of total assets as of December 31, 2015, compared to $5.9 million, or 1.19% of total assets as of December 31, 2014.

Operating Results Highlights:

•	Total revenues, comprised of net interest income and non-interest income, were $4.42 million in the fourth quarter of 2015, an increase of $95 thousand, or 2.2%, compared to $4.33 million in the fourth quarter of 2014. Net interest income increased $100 thousand from $4.00 million to $4.10 million while non-interest income declined $5 thousand. This positive variance in net interest income resulted from an increase in average interest earning assets of $32.9 million, or 7.4%, compared to the fourth quarter of 2014, as average loans increased $31.6 million, or 8.4%. At the same time, net interest margin decreased 17 basis points to 3.40% during the current quarter primarily due to an increase in the average rate on interest bearing liabilities of 17 basis points resulting from the issuance of subordinated debt and increased time deposit balances. Within non-interest income, investment securities gains totaled $134 thousand in the current quarter compared to $51 thousand in the fourth quarter of 2014, an increase of $83 thousand, which was offset primarily by lower wealth management fees of $67 thousand.

•	For the year ended December 31, 2015, total revenues were $17.34 million, an increase of $558 thousand, or 3.3%, compared to $16.78 million in 2014. This positive variance resulted from an increase of $410 thousand, or 2.6%, in net interest income, primarily resulting from growth of average interest earning assets of $35.3 million, or 8.3%. Net interest margin decreased 20 basis points to average 3.50% during the current year as the average rate on earning assets declined 15 basis points and the cost of interest bearing liabilities increased 5 basis points. Non-interest income increased $148 thousand, primarily related to increased investment securities gains of $208 thousand, partially offset by lower wealth management fees of $72 thousand.

•	The provision for loan losses was $165 thousand for the three months ended December 31, 2015 compared to $560 thousand for the same period in 2014, which resulted from a higher level of net charge-offs during the fourth quarter of 2014. On a year to date basis, the provision for loan losses totaled $610 thousand during 2015 compared to $1.13 million during 2014. The level of provision is impacted by management’s analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans.

•	For the quarter ended December 31, 2015, non-interest expenses were $3.38 million, an increase of $209 thousand, or 6.6% from $3.17 million for the same period in 2014. For the year ended December 31, 2015, non-interest expenses totaled $13.68 million, an increase of $456 thousand, or 3.4% from $13.23 million for the same period in 2014. These increases primarily reflect incremental staffing costs related to enhancing business development opportunities within our current markets, including efforts to increase brand awareness, and a higher level of costs related to other real estate owned.

•	Income tax expense recorded for the three months ended December 31, 2015 totaled $254 thousand compared to $196 thousand for the same period in 2014. For the year ended December 31, 2015, income tax expense totaled $935 thousand which represents an effective tax rate during 2015 was 30.7%. As previously stated, the Company reversed the valuation allowance related to net deferred tax assets as of September 30, 2014, and accordingly, recognized tax benefits of $4.50 million for the year ended December 31, 2014.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $546 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its eight offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. trades on the OTCQX marketplace, under the symbol FPBK. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended			For the year ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest income	$5,088	$5,007	$4,754	$19,510	$18,647
Interest expense	986	797	752	3,325	2,872

Net interest income	4,102	4,210	4,002	16,185	15,775
Provision for loan losses	165	195	560	610	1,132

Net interest income after provision for loan losses	3,937	4,015	3,442	15,575	14,643
Non-interest income	321	342	326	1,155	1,007
Non-interest expenses	3,376	3,529	3,167	13,683	13,227

Income before income taxes	882	828	601	3,047	2,423
Federal income tax expense	254	240	196	935	(4,502)

Net income	$628	$588	$405	$2,112	$6,925
Preferred dividends, including net amortization	212	212	165	801	579

Income to common shareholders	$416	$376	$240	$1,311	$6,346

Basic earnings per common share	$0.06	$0.06	$0.04	$0.20	$0.98

Diluted earnings per common share	$0.06	$0.06	$0.04	$0.20	$0.98

Weighted average common shares outstanding:
Basic	6,492	6,492	6,447	6,469	6,443
Diluted	6,582	6,567	6,484	6,538	6,457

Net interest margin	3.40%	3.53%	3.57%	3.50%	3.70%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$5,909	$7,866
Investment securities	114,590	91,513
Loans receivable	409,153	375,222
Less: allowance for loan losses	2,795	2,313

Net loans	406,358	372,909
Premises and equipment, net	2,033	2,369
Bank owned life insurance	3,178	3,093
Deferred income taxes, net	3,543	4,541
Goodwill and other intangibles	3,035	3,122
Other assets	7,894	6,898

Total assets	$546,540	$492,311

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$408,687	$378,209
Borrowings	74,725	62,472
Subordinated debt	9,201	—
Other liabilities	1,836	1,419

Total liabilities	494,449	442,100
Shareholders’ equity	52,091	50,211

Total liabilities and shareholders’ equity	$546,540	$492,311

First Priority Financial Corp.

Selected Financial Data

(Unaudited, dollars in thousands, except per share data)

	December 31, 2015	December 31, 2014
Period End Balance Sheet Ratios:
Loan to deposit ratio	100.1%	99.2%
Equity to assets	9.53%	10.20%
Tangible common equity/Tangible assets	7.30%	7.70%
Book value per common share	$6.58	$6.33
Tangible book value per common share	$6.11	$5.85

Selected Asset Quality Balances:
Non-performing loans	$1,933	$4,554
Other real estate owned	1,633	1,257
Repossessed assets	—	42

Total non-performing assets	$3,566	$5,853

Selected Asset Quality Ratios:
Non-performing loans as a percentage of total loans	0.47%	1.21%
Non-performing assets as a percentage of total assets	0.65%	1.19%
Allowance for loan losses as a percentage of total loans	0.68%	0.62%

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